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                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                     OPTIONAL ENHANCED DEATH BENEFIT RIDER
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This rider provides for an optional enhanced death benefit which is added to the
Death Benefit payable under your Contract or Policy. For the purposes of this rider, the term Contract Value will also refer to Account Value, if that term is used in your Contract or Policy.

Enhanced Death Benefit

Enhanced death benefit if the Annuitant is, or both the Annuitant and Joint Annuitant are, age 70 or younger at issue: The enhanced death benefit is equal to 40% of (a) minus (b), where:
     (a) is the Contract Value as of the date of receipt of due proof of death; and
     (b) is the sum of premiums paid and not previously withdrawn or partially surrendered.

The enhanced death benefit cannot exceed 70% of premiums paid as adjusted for withdrawals or partial surrenders. Premiums, other than the initial premium, paid within 12 months of death are not included in this calculation. The enhanced death benefit will never be less than zero.

Enhanced death benefit if the Annuitant, or the Joint Annuitant if applicable, is older than age 70 at issue: The enhanced death benefit is equal to 25% of
(a) minus (b), where:
     (a) is the Contract Value as of the date of receipt of due proof of death; and
     (b) is the sum of premiums paid and not previously withdrawn or partially surrendered.

The enhanced death benefit cannot exceed 40% of premiums paid as adjusted for withdrawals or partial surrenders. Premiums, other than the initial premium, paid within 12 months of death are not included in this calculation. The enhanced death benefit will never be less than zero.

Under both age scenarios listed above, withdrawals or partial surrenders are taken first from gain and then from premiums made. For purposes of this rider, gain is calculated as (a) plus (b) minus (c) minus (d), but not less than zero where:
     (a) is the Contract Value on the date we receive your withdrawal or surrender request;
     (b) is the total of any withdrawals or partial surrenders, excluding surrender charges, previously taken;
     (c)  is the total of premiums paid; and
     (d) is the total of any gain previously withdrawn or partially surrendered.

When Enhanced Death Benefit is Calculated at Death of Annuitant or Any Joint
Annuitant:   The enhanced death benefit is calculated on the date that we receive due proof of death at our Home Office. Until we receive complete written settlement instructions satisfactory to us from the beneficiary, the calculated enhanced death benefit will remain allocated to the various Investment Options according to your last instructions. Therefore, the enhanced death benefit will fluctuate with the performance of the underlying Investment Options.

Annual Enhanced Death Benefit Charge

There will be a charge made for this rider while it is in effect. This charge is made in arrears at the beginning of each Contract or Policy year after the first and at surrender. The charge is made against the average of the Contract Value at surrender. This charge will be deducted proportionally from the Subaccounts or Investment Subdivisions in which you are invested. The maximum annual charge will

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be the rate shown on the Contract or Policy data pages times the average
Contract Value, as described above.

The actual charge will never be greater than the maximum annual charge. The charge at surrender will be a prorata portion of the annual charge.

If the Contract Value in the Separate Account is insufficient to cover the annual death benefit charge, then the deduction will be made first from the Contract Value in the Separate Account. The excess of the charges over the Contract Value in the Separate Account will then be deducted from the Contract Value in the Guarantee Account. Deductions from the Guarantee Account will be taken first from the amounts which have been in the Guarantee Account for the longest period of time.

When this Rider is Effective

This rider becomes effective on the Contract Date or Policy Date. It will remain in effect while this Contract or Policy is in force and before Income Payments begin. This rider cannot otherwise be terminated.

For GE Life and Annuity Assurance Company,



                                Pamela S. Schutz
                                   President